Sealed Air Corporation
Park 80 East
for release: July 23, 2003	Saddle Brook, NJ 07663

	Contact:	Philip H. Cook
201-791-7600

Sealed Air Reports 10% Sales Increase in the Second Quarter

SADDLE BROOK, N.J., Wednesday, July 23, 2003 – Sealed Air Corporation (NYSE:SEE) reported today diluted earnings per common share of $0.56 for the second quarter of 2003 compared to $0.61 in 2002.  The decrease in diluted earnings per common share was due primarily to higher interest expenses and shares reserved for issuance associated with the Company’s previously reported November 2002 asbestos settlement.

Commenting on the Company’s operating performance in the quarter, William V. Hickey, President and Chief Executive Officer, stated:

“Sealed Air’s results in the second quarter reflect the advantage of our global reach and the strength of our food packaging segment countering continued weakness in the industrial economy and higher average petrochemical-based raw material costs.  With almost half our business outside the U.S., we benefited from a strong euro and other key international currencies.  Excluding the positive effect of foreign currency translation, we achieved our targeted mid-single digit growth in net sales for the Company primarily through the favorable performance of our food packaging segment.  Higher average raw material costs, which began to moderate later in the quarter, contributed to a decrease in gross profit as a percentage of sales.  On average, these costs increased sequentially in the second quarter compared to the first quarter of 2003.  On a year-over-year basis, key petrochemical-based commodity raw materials were up more than 25% compared to 2002.”

Update on the Company’s Recapitalization

On July 18, 2003, Sealed Air completed the previously announced redemption of the Company’s Series A convertible preferred stock, which was financed by the issuance through private offerings in July 2003 of approximately $1.3 billion of senior notes and convertible senior notes.  This amount includes approximately $56 million in additional convertible senior notes issued under an option granted to the initial purchasers of the convertible senior notes.  This recapitalization will be recorded by the Company in the third quarter of 2003.

Commenting on the Company’s recapitalization, Mr. Hickey stated:

“This transaction provides value to our shareholders and our business consistent with Sealed Air’s priorities and operating principles.  The recapitalization will contribute to our cash flow, as the net after-tax interest expense on the new debt is less than the dividends that would have been paid on the preferred stock.  Earnings per common share in future years will no longer be diluted by the potential conversion of the Series A convertible preferred stock.  Our business will benefit from the extended maturities and lower costs of the new borrowing.”

Outlook for the Full Year 2003

Mr. Hickey made the following comments regarding Sealed Air’s outlook:

“Our global reach, broad customer base and consistent dedication to our priorities of putting the customer first, focusing on cash flow, continuously improving through World Class Manufacturing, and commercializing innovative new products provide a solid platform for growth.  This foundation helped us to expand our business despite persistent economic weakness in the first half of 2003 and it positions us well for an upturn in the economy.”

*   *   *   *   *

In light of the first half results and the recently completed recapitalization, Sealed Air expects to achieve earnings per common share for 2003 as follows:

Expected 2003 EPS Range

Previous expected EPS range (1)	$2.40 - $2.45

Redemption of convertible preferred stock (2)	$(0.27)

Net increase attributable to recapitalization (3)	$0.03

Revised expected EPS range (4)	$2.16 - $2.21

(1)               Previously expected range of earnings per common share on a fully diluted basis before the effects of the issuance of $1.3 billion in new notes and the redemption of the Series A convertible preferred stock.

(2)               Represents the $1 per share cost over the $50 per share book value of the Series A convertible preferred stock that was incurred upon its redemption.  The estimated net charge to equity on the redemption of the Series A convertible preferred stock is approximately $25 million in 2003.

(3)               Represents the estimated net impact for the full year 2003 from the elimination of the convertible preferred stock dividends beginning July 18, 2003 through the end of the year, offset by the after tax interest expense, including the amortization of capitalized issuance costs, that will be incurred as a result of the July 2003 notes issuance.

(4)               Revised expected earnings per share range is presented on a fully diluted basis under U.S. GAAP.  The assumed conversion of outstanding preferred stock prior to July 18, 2003 is not considered since it is expected to be anti-dilutive. The assumed conversion of the convertible notes issued in July 2003 is also not considered.

This expectation assumes approximately 93.4 million common shares on a fully diluted basis on and after July 18, 2003.  It also assumes improvement in the global economy in the second half of the year, a modest improvement in gross margins resulting from higher selling prices and continued modest abatement of resin costs, and stable foreign currency through the end of the year.

*   *   *   *   *

Company and Segment Sales for the Second Quarter

•                  Net sales increased 10% to $865.6 million compared to $786.3 million for the second quarter of 2002.  The increase in net sales was primarily due to the favorable effect of foreign currency translation and, to a lesser extent, favorable changes in product price/mix.  Foreign currency translation had a favorable impact of $46.2 million in the quarter.  Excluding the positive effect of foreign currency translation, net sales would have increased 4%.

•                  Net sales of the food packaging segment increased 13% to $538.9 million compared to $478.5 million in 2002.  The increase in net sales was primarily due to the favorable effect of foreign currency translation and, to a lesser extent, favorable changes in product price/mix and higher unit volumes for certain products.  Foreign currency translation had a favorable impact on this segment of $29.5 million in the quarter.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 6%.

•                  Net sales of the protective and specialty packaging segment increased 6% to $326.7 million compared to $307.8 million in 2002.  The increase in net sales was primarily due to the favorable effect of foreign currency translation and, to a lesser extent, favorable changes in product price/mix, partially offset by lower unit volumes for certain products.  Foreign currency translation had a favorable impact on this segment of $16.7 million in the quarter.  Excluding the positive effect of foreign currency translation, net sales for this segment would have increased 1%.

Financial Highlights for the Second Quarter

•                  Gross profit was $269.5 million or 31.1% of net sales compared to $260.0 million or 33.1% of net sales for the second quarter of 2002.  This decrease in gross profit as a percentage of net sales was primarily due to increased petrochemical-based raw materials costs.

•                  Marketing, administrative and development expenses increased to $142.1 million compared to $131.4 million for the second quarter of 2002.  As a percentage of net sales, these expenses were 16.4% compared to 16.7% in the second quarter of 2002.

•                  Operating profit was $127.4 million or 14.7% of net sales compared to $128.6 million or 16.4% of net sales in the second quarter of 2002.

•                  Interest expense increased to $26.5 million compared to $16.5 million in 2002 primarily due to accrued interest of $7.0 million on the cash portion of the previously reported asbestos settlement and $3.4 million from the Company’s issuance in April 2003 of $300 million of senior notes.  The Company continues to make progress on a definitive settlement agreement consistent with the terms of the November 2002 agreement in principle.

•                  Other income, net, was $1.9 million in 2003 compared to expense of $0.9 million in 2002.  The change was primarily due to a decrease in net foreign exchange losses during the second quarter of 2003.

•                  The Company’s effective tax rate was 36.0% compared to 40.6% for the second quarter of 2002.  The Company expects the effective tax rate to be 36.5% for the full year 2003. The decreases in the effective tax rate are primarily due to improved tax efficiency resulting from a 2002 reorganization of the Company’s international subsidiaries.

•                  Net earnings were $65.8 million compared to $66.0 million for the second quarter of 2002 due to the factors noted above.

Website and Conference Call Information

Mr. Hickey and David H. Kelsey, Chief Financial Officer, will conduct an investor conference call today at 11:00 a.m. (ET).  The conference call will be broadcast in a live webcast on Sealed Air’s website at www.sealedair.com in the Investor Information section.  Listeners should go to the website prior to the call to register and to download and install any necessary audio software.  Prior to the call, supplemental financial and statistical information will also be posted on the Company’s website in the Investor Information Section.  Replay of the webcast will also be available on the website.

Investors who cannot access the webcast may listen to the live conference call via telephone by dialing (800) 589-4298 (domestic) or (719) 457-0349 (international).  Telephonic replay will be available beginning today at 2:00 pm (ET) and ending on Wednesday, July 30, 2003 at 12:00 am (ET).  For replay access dial (888) 203-1112 (domestic) or (719) 457-0820 (international) and use the confirmation code 395426.

Business

Sealed Air is a leading global manufacturer of a wide range of food, protective and specialty packaging materials and systems including such widely recognized brands as Bubble Wrap® cushioning, Jiffy® protective mailers and Cryovac® food packaging products.  For more information about Sealed Air Corporation, please visit the Company’s web site at www.sealedair.com.

Forward-Looking Statements

Certain statements made by the Company in this press release may be forward-looking.  These statements include comments as to future events and trends affecting the Company’s business, which are based upon management’s current expectations and are necessarily subject to risks and uncertainties, many of which are outside the control of the Company.  Forward-looking statements can be identified by such words as “expects,” “intends,” “plans,” “estimates” and similar expressions.  Actual results may differ materially from these expectations due to a number of factors, including changes in economic, political, business and market conditions in the geographic areas in which the Company conducts business, acts and effects of war or terrorism, factors affecting customers, interest and exchange rates, the success of new products, raw material and energy costs and legal proceedings.  A more extensive list and description of these factors can be found under the heading “Forward-Looking Statements” in Management’s Discussion and Analysis of Results of Operations and Financial Condition, which appears in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and in the Company’s other publicly available filings with the Securities and Exchange Commission.

SEALED AIR CORPORATION

Results for the periods ended June 30

(Unaudited)

(In millions, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarter Ended June 30		% Increase	Six Months Ended June 30		% Increase
	2003	2002	(Decrease)	2003	2002	(Decrease)

Net sales by business segment:
Food packaging	$538.9	$478.5	13	$1,037.1	$933.4	11
Protective and specialty packaging	326.7	307.8	6	651.3	599.0	9

Total net sales	865.6	786.3	10	1,688.4	1,532.4	10

Cost of sales (1)	596.1	526.3	13	1,159.5	1,021.8	13

Gross profit	269.5	260.0	4	528.9	510.6	4

Marketing, administrative and development expenses (1)	142.1	131.4	8	280.7	259.1	8

Operating profit	127.4	128.6	(1)	248.2	251.5	(1)

Interest expense	(26.5)	(16.5)	61	(48.9)	(33.2)	47

Other income (expense), net	1.9	(0.9)	N/A	1.4	(3.8)	(137)

Earnings before income taxes	102.8	111.2	(8)	200.7	214.5	(6)

Income taxes	37.0	45.2	(18)	73.2	87.9	(17)

Net earnings	$65.8	$66.0	—	$127.5	$126.6	1

Net earnings ascribed to common shareholders	$53.65	$55.65	(4)	$102.05	$102.69	(1)

Basic earnings per common share (2)	$0.63	$0.66		$1.21	$1.22

Diluted earnings per common share (2)	$0.56	$0.61		$1.08	$1.17

Weighted average number of common shares outstanding:
Basic	84.51	83.92		84.36	83.88

Diluted	93.92	108.01		93.90	108.02

(1)               Total depreciation and amortization expense for the quarters ended June 30, 2003 and 2002 was $43.7 million and $41.8 million, respectively, and for the six months ended June 30, 2003 and 2002 was $86.3 million and $82.5 million, respectively.

(2)               See the Supplementary Information included with this release for the calculation of basic and diluted earnings per common share.

Supplementary Information

SEALED AIR CORPORATION

Results for the periods ended June 30

(Unaudited)

(In millions, except per share data)

CALCULATION OF EARNINGS PER COMMON SHARE

	Quarter Ended June 30
	2003	2002

Net earnings	$65.80	$66.01

Add: Excess of book value over repurchase price of preferred stock	0.79	3.20

Less: Preferred stock dividends	(12.94)	(13.56)

Net earnings ascribed to common shareholders - basic	$53.65	$55.65

Weighted average number of common shares outstanding:

Basic	84.51	83.92

Diluted (1)	93.92	108.01

EPS - Basic (2)	$0.63	$0.66

EPS - Diluted (1) (2) (3)	$0.56	$0.61

	Six Months Ended June 30
	2003	2002

Net earnings	$127.47	$126.55

Add: Excess of book value over repurchase price of preferred stock	0.79	3.38

Less: Preferred stock dividends	(26.21)	(27.24)

Net earnings ascribed to common shareholders - basic	$102.05	$102.69

Weighted average number of common shares outstanding:

Basic	84.36	83.88

Diluted (1)	93.90	108.02

EPS - Basic (2)	$1.21	$1.22

EPS - Diluted (1) (2) (3)	$1.08	$1.17

(1)               In calculating diluted earnings per common share, the weighted average number of common shares for the quarter and six months ended June 30, 2003 assumes the issuance of nine million shares of common stock reserved for the asbestos settlement, the exercise of dilutive stock options net of assumed treasury stock repurchases and the effect of the weighted average conversion of repurchased shares of preferred stock.  For the quarter and six months ended June 30, 2002, the weighted average number of common shares assumes the exercise of dilutive stock options net of assumed treasury stock repurchases, the effect of the weighted average conversion of repurchased shares of preferred stock and the effect of the assumed conversion of outstanding preferred stock.

(2)               The basic earnings per common share calculations for the quarter and six months ended June 30, 2003 include $0.01, and for the quarter and six months ended June 30, 2002 include $0.04, per share gains attributable to the repurchase of preferred stock.

(3)               For the purpose of calculating diluted earnings per common share for the quarters and six months ended June 30, 2003 and 2002, net earnings ascribed to common shareholders have been adjusted to exclude the gains attributable to the repurchase of preferred stock and to add back dividends attributable to such repurchased preferred stock, and the weighted average common shares outstanding have been adjusted to assume conversion of the shares of preferred stock repurchased during such period in accordance with the Financial Accounting Standards Board’s Emerging Issues Task Force Topic D-53 guidance.

Supplementary Information

SEALED AIR CORPORATION

Results for the periods ended June 30

(Unaudited)

(In millions, except per share data)

NON-GAAP RECONCILIATION OF “AS IF CONVERTED “ EARNINGS PER COMMON SHARE (1)

	Quarter Ended June 30
	2003	2002 (2)

Net earnings ascribed to common shareholders - diluted	$52.90	$66.01

Less: Dividends associated with repurchased preferred stock	(0.04)	—

Add: Preferred stock dividends (1)	12.94	—

Net earnings	$65.80	$66.01

Weighted average number of common shares outstanding:

Diluted	93.92	108.01

Effect of conversion of outstanding preferred stock (1)	22.81	—

Weighted average number of common shares - As If Converted	116.73	108.01

EPS - As If Converted (1)	$0.56	$0.61

	Six Months Ended June 30
	2003	2002 (2)

Net earnings ascribed to common shareholders - diluted	$101.68	$126.55

Less: Dividends associated with repurchased preferred stock	(0.42)	—

Add: Preferred stock dividends (1)	26.21	—

Net earnings	$127.47	$126.55

Weighted average number of common shares outstanding:

Diluted	93.90	108.02

Effect of conversion of outstanding preferred stock (1)	22.81	—

Weighted average number of common shares - As If Converted	116.71	108.02

EPS - As If Converted (1)	$1.09	$1.17

(1)               In calculating diluted earnings per common share under GAAP for the 2003 periods, the assumed conversion of the outstanding preferred stock was not considered since the effect of such assumption would have been anti-dilutive.  However, if such preferred stock was assumed to have been converted, the resulting earnings per share would have been $0.56 and $1.09 for the quarter and six months ended June 30, 2003, as reflected by the above calculation.  Management believes that the “As If Converted” earnings per share calculation is useful to investors because it shows earnings per share results calculated in a consistent manner from period to period, regardless of the dilutive or anti-dilutive impact of the assumed conversion of outstanding preferred stock.

(2)               Diluted earnings per common share for the quarter and six months ended June 30, 2002 already reflects the assumed conversion of the outstanding preferred stock since such assumption was dilutive.

Supplementary Information

SEALED AIR CORPORATION

June 30, 2003

(Unaudited)

(In millions of dollars)

SELECT BALANCE SHEET ITEMS AND CAPITAL EXPENDITURES

	June 30, 2003 (1)	December 31, 2002	June 30, 2002

Cash and cash equivalents	$450.3	$126.8	$15.2

Notes and accounts receivable, net of allowances for doubtful accounts	$568.6	$546.8	$543.3

Inventories	$381.6	$329.4	$317.1

Total debt (current and long-term)	$1,222.9	$923.4	$964.3

Capital expenditures for property and equipment (year to date)	$52.5	$91.6	$44.5

(1)               The amounts shown are unaudited and are subject to change prior to the filing of the Company’s quarterly report on Form 10-Q.  Any changes not deemed to be material will be reflected in the Form 10-Q.  Any changes deemed to be material will be promptly disclosed.